EXHIBIT 23.18

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Javier Suazo Guzmán, P.Geo., Registered Member of the Chilean Mining Commission, Resources Geologist of Yamana Gold Inc., hereby consent to the use of my name in connection with the reference to the mineral resource estimates for the Minera Florida Project as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

YAMANA GOLD INC.

By:	/s/ Javier Suazo Guzmán
Name:	Javier Suazo Guzmán, P.Geo., Registered Member of the Chilean Mining Commission
Title:	Resources Geologist

October 6, 2014